Exhibit 99.1

News Release
For Immediate Release

Jackson Hewitt Completes Financial Restructuring
and Emerges from Chapter 11

PARSIPPANY, NJ – August 16, 2011 – Jackson Hewitt Tax Service Inc. (“Jackson Hewitt”), the nation’s second largest tax preparation firm, today announced it has completed its financial restructuring and emerged from its Chapter 11 reorganization, following the filing of its “pre-packaged” reorganization plan on May 24, 2011.

“With the strong support of our lenders, Jackson Hewitt emerges from this process as a highly-energized and financially healthy company,” stated Philip H. Sanford, president and chief executive officer of Jackson Hewitt.

“Our clients, franchisees, employees and business partners can be confident in our future,” Sanford continued.  “We emerge as a private company with a strong balance sheet, a fully funded business plan and the ability to make investments that will better position us to compete and win in the market place.  As always, we remain committed to providing quality, accurate tax preparation services that meet the needs, and exceed the expectations, of our valued clients.

“We are well positioned to succeed and grow our business.  Our 2011 tax season produced growth in tax returns prepared for the first time in five years, and the results through our Walmart U.S. stores distribution channel were excellent.  We intend to build on this positive momentum as we move forward with preparations for a successful 2012 tax season and beyond,” concluded Sanford.

Jackson Hewitt emerged from the Chapter 11 process after meeting all closing conditions to the Company’s Plan of Reorganization (the “Plan”).  The Plan was confirmed by the U.S. Bankruptcy Court in Wilmington, Delaware on August 9, 2011.

About Jackson Hewitt Tax Service Inc.
Based in Parsippany, N.J., Jackson Hewitt Tax Service Inc. is an industry leading provider of full service individual federal and state income tax preparation, with franchised and company-owned office locations throughout the United States.  Jackson Hewitt Tax Service® also offers an online tax preparation product at www.jacksonhewittonline.com.  For more information, or to locate the Jackson Hewitt® office nearest to you, visit www.jacksonhewitt.com or call 1-800-234-1040.  Jackson Hewitt can also be found on Facebook and Twitter.

Contact:

David G. Weselcouch
Jackson Hewitt Tax Service, Inc.
973-630-0809
david.weselcouch@jtax.com

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